Exhibit 10.3

PERFORMANCE BONUS AWARD AGREEMENT

THIS PERFORMANCE BONUS AWARD AGREEMENT (this “Agreement”) is made effective as of the 15th day of January, 2018 (the “Effective Date”), between Christopher & Banks Corporation, a Delaware corporation (the “Company”), and Joel N. Waller (“Employee”).

WHEREAS, the Company desires to provide Employee a performance based award in connection with the extension of Employee’s term as interim CEO (the “Amended Agreement”) and to reward Employee for improved financial performance which results in an appreciation in the Company’s stock price as described in Exhibit A.

1.    Award. Subject to the terms and conditions of this Agreement, the Company grants to Employee a performance bonus award consisting of two potential bonus payments as described in Exhibit A, a copy of which is attached hereto and incorporated herein by reference, in the event the Closing Price (as defined in Exhibit A) during the Vesting Period (as defined in Exhibit A) reaches or exceeds (i) $2.50 and (ii) $3.50 (the “Award”).

2.    Restrictions. Employee’s acceptance of the Award is conditioned on his acceptance of the following restrictions:

(a)    Forfeiture Restrictions. Unless or until the performance criteria described in Exhibit A to this Agreement are met or the Forfeiture Restrictions lapse as described in Section 2(b) below, the Award shall not vest and may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of. Employee shall, for no consideration, immediately forfeit the Award subject to the Forfeiture Restrictions (as defined below) to the extent the Award does not vest in accordance with this Agreement, including Exhibit A. The prohibition against transfer and the obligation to forfeit the Award upon failure to meet the performance criteria in Exhibit A are herein referred to as the “Forfeiture Restrictions”.

(b)    Lapse of Forfeiture Restrictions. The Forfeiture Restrictions shall lapse as to the Award in accordance with, and to the extent provided in this Agreement and Exhibit A.

Notwithstanding the other provisions of this Agreement, including Exhibit A, the Forfeiture Restrictions shall lapse as to all of the Award, to the extent they have not already lapsed, on the occurrence, prior to the Vesting Date (as defined in Exhibit A), of a Change in Control (as such term is defined in Section 6 (g)(viii) of the Company’s 2014 Stock Incentive Plan). In such event and notwithstanding the provisions of Exhibit A, the gross amount of the Award shall be determined by multiplying 100,000 or 200,000 as the case may be by the Closing Price of one share of the Company’s Common Stock, as reported on the New York Stock Exchange on the Trading Day (as defined in Exhibit A) immediately preceding the Change-in-Control. For example (i) if prior to the Change-in-Control, none of the Award has been achieved and the Closing Price on the Trading Day preceding the Change-in-Control is $2.10 then the gross amount of the Award shall be $420,000 (200,000 x $2.10) or (ii) if prior to the Trading Day preceding the Change-in-Control, the Closing Price of the Company’s Common Stock has reached or exceeded $2.50, and the award of $250,000 pursuant to Exhibit A has previously been paid, but the Company’s Common Stock has not reached $3.50 and the Closing Price on the day preceding the Change-in-Control is $3.00 then the gross amount of the Award shall be $300,000 (100,000 x $3.00).

In the event Employee’s employment or consulting arrangement is terminated for Cause (as defined in Section 8 below) prior to the lapsing of the Forfeiture Restrictions, the Award shall be immediately forfeited in full.

Upon the lapse of the Forfeiture Restrictions without forfeiture, and following deduction of the applicable withholding taxes and other deductions pursuant to Section 3 hereof, the Company shall pay the net proceeds of the Award to Employee.

(c)    Assignment of the Award. Employee may assign the Award to Joel N. Waller, or his successor(s), as Trustee of the Joel N. Waller Revocable Trust U/A dated January 26, 2005, including amendments thereto (the “Waller Trust”); provided that, no later than the effective date of such transfer, the Trustee of the Waller Trust delivers a certificate, signed by the Trustee, to the Company (Attention: General Counsel) acknowledging and agreeing that the Waller Trust is subject to all of the terms and conditions of this Agreement, including Exhibit A, to the same extent as if it were the Employee.

3.    Income Tax Matters. In order to comply with all applicable federal, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state and local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Employee, are withheld from the Award or collected from Employee. Employee has not relied on any advice or guidance from the Company as to the tax consequences of this Award.

4.    Employment Relationship. Nothing in this Agreement shall be construed as constituting a commitment, guaranty, agreement, or understanding of any kind or nature that the Company or its subsidiaries shall continue to employ Employee, and this Agreement shall not affect in any way the right of the Company or any of its subsidiaries to terminate the employment of the Employee. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of the Company, any successor corporation or a parent or subsidiary corporation of the Company or any successor corporation. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, or its delegate, as appropriate, and, subject to the provisions of Section 7, its determination shall be final (the “Termination Determination”).

5.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all lawful successors to Employee.

6.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without reference to the principles of conflicts of laws.

7.    Mediation. If the Board or the Committee makes a Termination Determination, then the Company shall provide written notice thereof to Employee (the “Termination Notice”). If Employee disagrees with the determination referred to in the Termination Notice, then Employee may request that the Company participate in mediation in an effort to resolve the disagreement. Employee shall make such request by submitting to the Company (Attention: General Counsel) and to JAMS (c/o its Minneapolis office or, if none, its Chicago office) (the “Mediation Facilitator”), within ten (10) calendar days of the date of the Termination Notice, a written request for mediation (the “Mediation Request”). The parties will cooperate with the Mediation Facilitator and with one another in selecting a mediator from the Mediation Facilitator’s panel of neutrals, and in scheduling the mediation proceedings in the Minneapolis, Minnesota area. In the event that the parties are unable to select a mediator within ten (10) calendar days of the date of the Mediation Request, the Mediation Facilitator shall appoint the mediator and the mediation shall be held as soon as practicable thereafter, but no later than twenty-one (21) calendar days after a mediator has been selected or appointed. The Company covenants that it will participate in the mediation in good faith through representation by an appropriate member of its executive management and Employee covenants that he will personally participate in the mediation in good faith. The parties will share equally the costs of the mediation process, including all fees and expenses of the mediator, but shall each be responsible for its or his own expenses of participating in the mediation. In the event the parties are unable to resolve the dispute through mediation, then the Termination Determination shall be final and binding.

8.    Definitions.

(a)“Cause” shall mean as defined in the Employment Agreement effective as of January 15, 2018 between the Employee and the Company.

9.    Application of Code Section 409A. Notwithstanding anything herein to the contrary, it is intended that any payment that is provided pursuant to this Agreement that is considered to be deferred compensation subject to Internal Revenue Code Section 409A shall be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Code Section 409A to avoid the unfavorable tax consequences provided therein for non-compliance.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by a director thereunto duly authorized, and Employee has executed this Agreement, all effective as of the date first above written.

CHRISTOPHER & BANKS CORPORATION

By:	/s/ Kent Kleeberger
Kent Kleeberger

Date:	January 15, 2018

Title:	Chair of the Board of Directors

EMPLOYEE

Signed:	/s/ Joel N. Waller
Joel N. Waller

Date:	January 15, 2018

EXHIBIT A

Performance Vesting

This Exhibit A to the Performance Bonus Award, effective January 15, 2018 (the “Agreement”), contains the performance criteria for the Forfeiture Restrictions to lapse with respect to the Award. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Agreement.

Lapse of Forfeiture Restrictions

Except as otherwise provided in the Agreement, the Forfeiture Restrictions will lapse with respect to the Award as follows:

1.If, on or prior to the Vesting Date (as defined below), the closing stock price of one share of the Company’s Common Stock, as reported on the New York Stock Exchange (“NYSE”) on any Trading Day, is equal to or greater than $2.50 then Employee shall be entitled to a bonus award of $250,000 subject to withholding pursuant to Section 3 of the Agreement; and

2.If, on or prior to the Vesting Date, the closing stock price of one share of the Company’s Common Stock on any Trading Day, as reported on the NYSE, is equal to or greater than $3.50 then Employee shall be entitled to a bonus award of $350,000 subject to withholding pursuant to Section 3 of the Agreement.

As used herein, “Trading Day” means a day on which the NYSE is generally open for trading and trading in the Common Stock of the Company has not been suspended for any reason.

The “Vesting Date” means the earlier of the twelve-month anniversary of (i) Employee’s last day of service as interim CEO of the Company due to his death or disability; (ii) Employee’s last day of service as interim CEO due to the commencement of employment of a new CEO of the Company, and Employee elects not to provide consulting services to the Company under the Amended Agreement; and (iii) if the Employee is providing consulting services to the Company under the Amended Agreement as of the date a new CEO commences employment, the last day of consulting services provided by Employee to the Company, such determination to be made by the new CEO, in consultation with the Board of Directors.